The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and we are not soliciting offers to buy these notes in any state where such offer or sale is not permitted.


                                             Filed pursuant to Rule 424(b)(5)
                                             SEC File No. 333-85142
                   Subject to completion dated June 13, 2002

Prospectus Supplement
June    , 2002
(To prospectus dated April 10, 2002)

                                  $

[LOGO] ALLTEL

                              ALLTEL CORPORATION

                           $     % SENIOR NOTES DUE

                           $     % SENIOR NOTES DUE

                             ---------------------

   ALLTEL Corporation is offering $           principal amount of     % Senior
Notes due          and $          principal amount of     % Senior Notes due
          . The      notes will mature on          and will bear interest at
the rate of     % per year. The     notes will mature on           and will
bear interest at the rate of      % per year. Interest will be payable on
      and      of each year, beginning      , 2002. We may redeem some or all
of the notes of each series, at our option at any time, at the relevant "make-whole" prices described in this prospectus supplement.

   The notes of each series will be unsecured and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. The notes of each series will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange. The notes of each series will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

    Investing in the notes involves risks that are described in "Risk Factors" beginning on page S-12 of this prospectus supplement.

                             ---------------------

                                        Per   % Note       Per   % Note
                                            due      Total     due      Total
                                        ------------ ----- ------------ -----
   Price to public (1).................      %         $        %         $
   Underwriting discount...............      %         $        %         $
   Proceeds, before expenses, to ALLTEL      %         $        %         $

   -----
  (1) Plus accrued interest, if any, from        if settlement occurs after
      that date

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The notes of each series will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking
Luxembourg or Euroclear System on or about June      , 2002.

                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC
                                                            MERRILL LYNCH & CO.

                             ---------------------

                                Co-Lead Manager

                                 STEPHENS INC.

                             ---------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                             Page
                                                             ----
              About This Prospectus Supplement..............  S-4
              Prospectus Supplement Summary.................  S-5
              Risk Factors.................................. S-12
              Use of Proceeds............................... S-15
              Capitalization................................ S-16
              Description of the Senior Notes............... S-17
              Certain U.S. Federal Income Tax Considerations S-24
              Underwriting.................................. S-27
              Legal Matters................................. S-29

                                  Prospectus

                                                                                                Page
                                                                                                ----
About This Prospectus..........................................................................   1
Where You Can Find More Information............................................................   1
Special Note Regarding Forward-Looking Information.............................................   2
ALLTEL Corporation.............................................................................   3
Use of Proceeds................................................................................   4
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends   4
Description of Debt Securities.................................................................   6
Description of Capital Stock...................................................................  12
Description of Warrants........................................................................  16
Description of Depositary Shares...............................................................  17
Description of Stock Purchase Contracts and Equity Units.......................................  19
Plan of Distribution...........................................................................  20
Legal Opinions.................................................................................  21
Experts........................................................................................  21

                             ---------------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                             ---------------------

   We are offering each series of notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of such notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

   A person may only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (UK) (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which
Section 21(1) of the FSMA does not apply to ALLTEL.

   This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2) (a) to (d) ("high net worth companies, unincorporated associations etc") of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (UK) (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and the accompanying prospectus.

   If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

                             ---------------------

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "ALLTEL Corporation," "ALLTEL," "we," "us" and "our" or similar terms are to ALLTEL Corporation and its predecessors, and references to the "notes" are to
the   % Senior Notes due      and the  % Senior Notes due     .

                         PROSPECTUS SUPPLEMENT SUMMARY

   You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                              ALLTEL CORPORATION

   ALLTEL is a customer-focused information technology company that provides communications and information services. We own subsidiaries that provide wireless and wireline local, long-distance, network access and internet services, information processing management services and advanced application software and wide area paging services. For the three months ended March 31, 2002, we had $1.8 billion in revenues, $408 million in operating income and $214 million in net income, and for the year ended December 31, 2001, we had $7.5 billion in revenues, $1.7 billion in operating income and $1.1 billion in net income.

   As of March 31, 2002, we provided wireless communications services to approximately 6.8 million customers in 21 states. We own majority interests in wireless operations in 69 metropolitan statistical areas, or MSAs, covering a population of approximately 33.5 million potential customers, or POPs. We also own majority interests in wireless operations in 132 rural statistical areas, or RSAs, representing approximately 17.6 million wireless POPs. We hold minority interests in operations in 35 other wireless markets, including the Chicago, Illinois and Houston, Texas MSAs. At March 31, 2002, our wireless penetration rate (that is, the number of our customers as a percentage of the total population in our service areas) was 13.2%. Wireless revenues and sales comprised approximately 51% and 50% of our total operating revenues from business segments during the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

   Our wireline operations consist of subsidiaries that are incumbent local exchange carriers, or ILECs and competitive local exchange carriers, or CLECs. Through these subsidiaries, we provide local telephone service to more than 2.6 million customers primarily located in rural areas in 15 states. Local telephone services include basic dial-tone, DSL (Digital Subscriber Line), internet, and other enhanced services including call waiting, call forwarding, three-way calling and voicemail. Our wireline subsidiaries also offer facilities for private line, data transmission and other communications services. Wireline revenues, which consist of local service, network access and long-distance and miscellaneous revenues, comprised approximately 27% and 26% of our total operating revenues from business segments during the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

   Our information services subsidiary, ALLTEL Information Services, Inc., provides a wide range of information processing services primarily to the financial services and telecommunications industries through information processing centers that it staffs, equips and operates. ALLTEL Information Services, Inc. also develops and markets software worldwide to financial services and telecommunications companies operating their own information processing departments. Information services revenues and sales comprised approximately 13% of our total operating revenues from business segments during each of the three months ended March 31, 2002 and the year ended December 31, 2001.

   Our communications support services business provides long-distance, directory publishing and product supply. As of March 31, 2002, we provided long-distance service to more than 1.3 million customers. As of that date, our directory publishing business coordinated advertising, sales, printing and distribution for 438 telephone directory contracts in 34 states. Our product supply business distributes telecommunications equipment and materials to affiliated and non-affiliated communications and other companies. Communications support services revenues comprised 9% and 11% of our total operating revenues from business segments during the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

   We are incorporated in Delaware. Our principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and our telephone number is
(501) 905-8000. Our website is located at www.alltel.com. Information on our website does not form part of this prospectus supplement or the accompanying prospectus.

                              RECENT DEVELOPMENTS

EQUITY UNIT OFFERING

   On May 6, 2002, we completed an offering of $1.25 billion of publicly traded equity units. The equity units consisted of units referred to as corporate units, each with a stated amount of $50. Each corporate unit includes a purchase contract pursuant to which the purchaser agrees to purchase from us shares of our common stock on May 17, 2005, and we will make quarterly contract adjustment payments to the purchaser at the rate of 1.50% of the stated amount per year. Each corporate unit also includes $50 principal amount of our senior notes due May 17, 2007. These notes bear interest at a rate of 6.25% per year, which rate is expected to be reset on or after February 17, 2005. These notes, which form part of the corporate units, are pledged to secure the holders' obligations under the relevant purchase contract. Such notes do not trade separately from the corporate units unless and until a collateral substitution is made or following an early settlement of the purchase contract. On May 8, 2002, the underwriters for the equity units exercised their option to purchase approximately $135.0 million in additional equity units to cover over-allotments and completed such over-allotment on May 10, 2002. We refer to the above transaction in this prospectus supplement as the "Equity Unit Offering."

CHANGE OF AUDITORS

   On May 7, 2002, our audit committee authorized the appointment of PricewaterhouseCoopers LLP as our independent auditors to replace Arthur Andersen LLP. In connection with Arthur Andersen LLP's audit of the consolidated financial statements for the fiscal years ended December 31, 2000 and 2001, and in connection with the subsequent period up to their dismissal, there were no disagreements with Arthur Andersen LLP on any matters regarding accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events. Arthur Andersen LLP's report on our consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 contained no adverse opinion or any disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles applied.

PENDING ACQUISITIONS

   On October 31, 2001, we signed an agreement with Verizon Communications Inc. to purchase local telephone properties located in the State of Kentucky. Under the terms of the purchase agreement, we will acquire approximately 600,000 access lines for $1.9 billion in cash. The acquired wireline properties will overlap with our existing wireless service in northeastern Kentucky and will increase our total access lines by approximately 25% to more than 3.0 million wireline customers. Upon the signing of this purchase agreement, we paid Verizon Communications Inc. a deposit equal to 10% of the total purchase price, or $190.7 million, with the balance of the cash payment (net of interest on the $190.7 million deposit) due at the time the transaction is completed. We have received the approvals of the Kentucky Public Service Commission and the Federal Communications Commission (the "FCC") for this transaction. The transaction is also subject to certain other closing conditions and is expected to be completed in the third quarter of 2002. We refer to this transaction in this prospectus supplement as the "Verizon Wireline Acquisition."

   On March 19, 2002, we announced an agreement to purchase all the wireless properties owned by CenturyTel, Inc. for $1.65 billion in cash. In connection with this purchase, we expect to add more than 700,000 customers and expand our wireless footprint into new markets across Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin. Following the completion of the transaction, we expect to have approximately 7.5 million wireless customers. Also included in this transaction are minority partnership interests in cellular operations of approximately 2.0 million proportionate POPs and Personal Communications Services, or PCS, licenses covering 1.3 million POPs in Wisconsin and Iowa. The transaction is subject to certain closing conditions, including FCC regulatory approval, and is expected to close in the third quarter of 2002. We refer to this transaction in this prospectus supplement as the "CenturyTel Wireless Acquisition."

                                 THE OFFERING


Issuer................ ALLTEL Corporation

Notes Offered......... $       principal amount of   % Senior Notes due        and
                       $       principal amount of   % Senior Notes due          .

Maturity Date......... The    notes will mature on     and the    notes will mature on
                           , in each case subject to the redemption provisions described herein.

Interest Rate......... The    notes will bear interest at the rate of   % per year and the
                            notes will bear interest at the rate of   % per year, in each
                       case accruing from       , 2002, or from the most recent Interest
                       Payment Date to which interest has been paid or duly provided for.

Interest Payment Dates Interest on the notes will be payable semi-annually in arrears on
                           and     of each year, commencing     , 2002, and at
                       maturity or, if applicable, their earlier redemption.

Optional Redemption... The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes. The "make-whole" redemption price will be equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption, or (2) the sum of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present
                       value, on a semi-annual basis, at the Treasury Rate plus   basis
                       points in the case of the      notes, and      basis points in the
                       case of the        notes, plus, in each case, accrued and unpaid
                       interest to the date of redemption. See "Description of the Senior
                       Notes--Optional Redemption."

Ranking............... The notes of each series will be unsecured obligations and rank equally with our unsecured senior indebtedness from time to time outstanding. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes will also be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Trustee............... J. P. Morgan Trust Company, National Association

Use of Proceeds....... We expect to use the net proceeds from this offering for general corporate purposes and to fund a portion of the remaining $1.7 billion cash purchase price for the Verizon Wireline Acquisition and a portion of the $1.65 billion cash purchase price for the
                       CenturyTel Wireless Acquisition. See "Use of Proceeds."

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
            (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS)

   The following table sets forth certain consolidated financial information for ALLTEL and its subsidiaries. The periods presented include merger and integration expenses, gain on disposal of assets and other special charges and unusual items. You should read the following table together with the consolidated financial statements and accompanying notes of ALLTEL and its subsidiaries, incorporated by reference into this prospectus supplement.

                                                                   Three Months Ended
                                                                        March 31,                Year Ended December 31,
                                                                --------------------      ---------------------------------
                                                                    2002         2001         2001         2000         1999
                                                                -------      -------      -------      -------      -------
                                                                       (Unaudited)
Income Statement Data:
Total revenues and sales:
  Wireless..................................................... $   944      $   919      $ 3,832      $ 3,536      $ 3,034
  Wireline.....................................................     499          485        1,965        1,856        1,751
  Communications support services..............................     183          198          824          907          777
  Information services.........................................     239          260        1,035        1,015        1,002
  Intercompany eliminations....................................     (32)         (35)        (150)        (154)         (62)
                                                                -------      -------      -------      -------      -------
    Total...................................................... $ 1,833      $ 1,827      $ 7,506      $ 7,160      $ 6,502
Operating income:
  Wireless..................................................... $   220      $   190      $   828      $   867      $   862
  Wireline.....................................................     190          178          733          659          615
  Communications support services..............................      14           22           91           63           35
  Information services.........................................      35           34          146          144          143
  Corporate expenses...........................................     (51)         (78)        (133)         (66)        (130)
                                                                -------      -------      -------      -------      -------
    Total...................................................... $   408      $   346      $ 1,665      $ 1,667      $ 1,525
Income before taxes............................................ $   343/(1)/ $   633/(2)/ $ 1,752/(3)/ $ 3,351/(4)/ $ 1,331/(5)/
Net income.....................................................     214/(1)/     396/(2)/   1,067/(3)/   1,929/(4)/     784/(5)/
Diluted earnings per share.....................................    0.68/(1)/    1.25/(2)/    3.40/(3)/    6.08/(4)/    2.47/(5)/
Cash Flow Data:
Net cash provided from operations.............................. $   603      $   527      $ 2,071      $ 1,496      $ 1,500
Additions to property, plant and equipment.....................    (201)        (207)      (1,232)      (1,165)      (1,007)
Purchases of property, net of cash acquired....................     (29)         (16)        (218)      (1,040)        (100)
Proceeds from the lease of cell site towers....................       8           --          524           --           --
Proceeds from the sale of assets...............................      --          411          411          329           --
Proceeds from the sale of investments..........................      --            3            3          630           45
Other Data:
EBITDA/(6)/.................................................... $   676      $   631      $ 2,832      $ 2,656      $ 2,387
Ratio of earnings to fixed charges.............................    5.37/(1)/    7.75/(2)/    5.92/(3)/   10.01/(4)/    4.81/(5)/
Ratio of earnings to combined fixed charges and preferred stock
 dividends.....................................................    5.37/(1)/    7.75/(2)/    5.92/(3)/   10.00/(4)/    4.79/(5)/
Balance Sheet Data (at period end):
Net property, plant and equipment.............................. $ 6,726      $ 6,514      $ 6,781      $ 6,549      $ 5,735
Total assets................................................... $12,527      $11,748      $12,609      $12,182      $10,774
Total redeemable preferred stock and long-term debt............ $ 3,186      $ 3,990      $ 3,863      $ 4,613      $ 3,752
Total shareholders' equity..................................... $ 5,682      $ 5,361      $ 5,566      $ 5,095      $ 4,206
Long-term debt as a percentage of total capitalization.........   39.3 %       43.0 %       41.3 %       47.9 %       47.6 %

--------

Note: On January 1, 2002, ALLTEL, as required, adopted Statement of Financial
      Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." This standard changed the accounting for goodwill and other indefinite-lived intangible assets from an

(footnotes continued from prior page)

    amortization method to an impairment-only approach. As of January 1, 2002, ALLTEL ceased amortization of goodwill, including goodwill recorded in past business combinations. In addition, we conducted a review of our other identifiable intangible assets and determined that our wireless franchise rights and cellular and PCS licenses met the indefinite life criteria outlined in SFAS No. 142, as we expect both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely. Accordingly, ALLTEL also ceased amortization of the franchise rights and wireless licenses as of January 1, 2002. Assuming the change in accounting for goodwill and other intangible assets was applied retroactively, pro forma net income and diluted earnings per share would have been $416 million and $1.32, respectively, for the three months ended March 31, 2001. Pro forma net income for the twelve months ended December 31, 2001, 2000 and 1999 would have been $1,160 million, $2,021 million and $838 million, respectively, while pro forma diluted earnings per share would have been $3.70 for 2001, $6.73 for 2000 and $2.64 for 1999.

    During the first quarter of 2002, ALLTEL changed its business segment reporting presentation by reclassifying the operating units of its emerging communications businesses to better align its financial reporting with its business segment mix and to provide clear comparisons to other communications companies within ALLTEL's peer group. Under the new reporting presentation, there was no change to ALLTEL's wireless segment which includes its cellular, PCS and paging operations. Our CLEC operations and internet access operations have been combined and reported as part of the wireline business segment. ALLTEL's information services segment no longer includes services provided to ALLTEL affiliates. These affiliate transactions have been reported in the corresponding communications segments and, accordingly, information services operating results only reflect ALLTEL's financial services business and non-affiliated telecommunications operations. All other segments, which include long-distance and network management services, communications products and directory publishing, have been reported together under a new segment classification titled "Communications support services." These reclassifications did not affect previously reported consolidated operating income, net income or earnings per share of ALLTEL and its subsidiaries. Consolidated revenues and sales for prior periods were reduced as a result of reclassifying information services revenues previously billed to the wireline operations that were not eliminated pursuant to SFAS No. 71 "Accounting for the Effects of Certain Types of Regulation." All prior period business segment information that is included in this prospectus supplement has been restated to give effect to ALLTEL's current business segment presentation. In the first quarter of 2002, ALLTEL also changed to a gross basis the reporting presentation for reimbursements of out-of-pocket expenses received from customers under the terms of its information services agreements in accordance with Emerging Issues Task Force Topic D-103. Previously, ALLTEL netted these reimbursements against expenses incurred to provide data processing and consulting services and included the net amount in operations expense. Prior period revenue and expense information has been reclassified to conform to the new reporting presentation. This change does not affect previously reported operating or net income of ALLTEL and its subsidiaries.

(1) Income before taxes for the three months ended March 31, 2002 included pretax charges totaling $42.9 million consisting of $32.4 million incurred in connection with the restructuring of our CLEC, call center and retail store operations, write-downs of $7.1 million in the carrying value of cell site equipment and $3.4 million of costs associated with the conversion and integration of the Kentucky wireline properties. These items decreased net income by $26.1 million and diluted earnings per share by $0.09. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends both would have been 5.92 for the three months ended March 31, 2002.

(2) Income before taxes for the three months ended March 31, 2001 included pretax gains totaling $362.5 million and consisted of a $345.4 million pretax gain from the sale of PCS licenses, a pretax gain of $13.9 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Income before taxes also included pretax charges totaling $69.0 million incurred in connection with the restructuring of our operations. These items increased net income by $174.7 million and diluted earnings per share by $0.55. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends both would have been
    4.63 for the three months ended March 31, 2001.

(3) Income before taxes for the year ended 2001 included pretax gains totaling $360.5 million comprised of a $347.8 million pretax gain from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Income before taxes also included pretax charges totaling $95.1 million comprised of termination fees of $2.9 million incurred in connection with the early retirement of long-term debt, charges of $77.1 million incurred in connection with the restructuring of operations of ALLTEL and its subsidiaries, and write-downs of $15.1 million in the carrying value of cell site equipment. These items increased net income by $157.9 million and diluted earnings per share by $0.50. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends both would have been 5.16 for 2001.

(4) Income before taxes for the year ended 2000 included pretax gains totaling $1,943.5 million comprised of a pretax gain of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE, a pretax gain of $36.0 million from the sale of certain PCS assets and a pretax gain of $562.0 million from the sale of investments, principally consisting of WorldCom common stock.

(footnotes continued from prior page)

    Income before taxes also included pretax charges totaling $51.9 million comprised of a $15.0 million write-down of an investment, integration and other charges of $25.4 million incurred in connection with the acquisition of wireless assets and certain restructuring activities of the information services business of ALLTEL and its subsidiaries, and an $11.5 million charge incurred in connection with a litigation settlement. These items increased net income by $1,102.3 million and diluted earnings per share by $3.48. Excluding these items, the ratio of earnings to fixed charges would have been 4.85 for 2000 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.84 for 2000.

(5) Income before taxes for the year ended 1999 included a pretax gain of $43.1 million from the sale of WorldCom common stock. Income before taxes also included a pretax charge of $90.5 million in connection with the closing of ALLTEL's and/or subsidiaries' mergers with Aliant Communications Inc., Liberty Cellular Inc., Advanced Information Resources Limited, and Southern Data Systems and with certain loss contingencies and other restructuring activities. These items decreased net income by $38.9 million and diluted earnings per share by $0.12. Excluding these items, the ratio of earnings to fixed charges would have been 4.95 for 1999 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.93 for 1999.

(6) EBITDA means earnings before interest, taxes, depreciation and amortization. Although EBITDA is a widely accepted financial concept, it should not be considered as an alternative to operating income or to cash flows from operating activities. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to a similarly titled measure presented by other companies. Our management and some investors use EBITDA as an indication of operating performance.

                                 RISK FACTORS

   Before purchasing the notes, you should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the notes.

WE FACE INTENSE COMPETITION IN OUR WIRELESS BUSINESS THAT COULD REDUCE OUR MARKET SHARE OR ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

   Currently, the FCC allows up to 10 wireless carriers to operate in the same geographic area. A majority of our markets have five or more wireless carriers. The presence of multiple competitors within our wireless markets has made it increasingly difficult to attract new customers and retain existing ones. As a result of increased competition, we anticipate that the price per minute for wireless voice services will decline while costs to acquire customers, including handset subsidies and advertising and promotion costs, may increase. Our ability to continue to compete effectively will depend upon our ability to successfully market our products and services and to identify and respond to various competitive factors affecting the wireless industry, including changes in rate plans, introduction of new services and technologies, changes in consumer preferences and demographics and economic trends. Failure to successfully market our products and services or to adequately and timely respond to competitive factors could reduce our market share or adversely affect our revenue or net income.

   In the current market, our ability to compete also depends on our ability to offer regional and national calling plans to our customers. We rely on roaming agreements with other wireless carriers to provide roaming capabilities in areas not covered by our network. These agreements are subject to renewal and termination if certain events occur, including if network quality standards are not maintained. If we are unable to maintain or renew these agreements, our ability to continue to provide competitive regional and nationwide wireless service to our customers could be impaired, which, in turn, would have an adverse impact on our wireless operations.

WE ARE SUBJECT TO GOVERNMENT REGULATION OF THE TELECOMMUNICATIONS INDUSTRY.

   As a provider of wireless communication services, we are subject to regulation by the FCC. The FCC has rules governing the construction and operation of wireless communications systems and licensing and technical standards for the provision of wireless communications services. In addition, the FCC and the Federal Aviation Administration regulate the siting, lighting, and construction of transmitter towers and antennae. Tower siting and construction is also subject to state and local zoning as well as federal statutes regarding environmental and historic preservation.

   Licenses granted to us by the FCC to provide wireless communications services were originally issued for 10-year terms and may be renewed for additional 10-year terms subject to FCC approval of the renewal applications. Failure to comply with FCC requirements in a given service area could result in the revocation of our license for that area or in the imposition of fines.

   As a provider of wireline communication services, we have been granted franchises by each of the 15 states in which we operate. We are subject to regulation from the regulatory commissions in each of these 15 states as well as from the FCC. State regulatory commissions have primary jurisdiction over local and intrastate rates that we charge customers, including other telecommunications companies, and service quality standards. The FCC has primary jurisdiction over the interstate access rates that we charge other telecommunications companies that use our network and issues related to interstate service. Future revenues, costs, and capital investment in our wireline business could be adversely affected by material changes to these regulations.

RAPID AND SIGNIFICANT CHANGES IN TECHNOLOGY COULD REQUIRE US TO SIGNIFICANTLY INCREASE CAPITAL INVESTMENT OR COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES.

   Technologies for communications and information services are rapidly changing. In our wireless business, we employ Code Division Multiple Access, or CDMA, digital technology in the majority of our markets. This technology is still evolving and we expect further developments that would allow us to provide new products and services to our customers. However, if this happens, we may be required to make significant capital investments to implement this new technology.

   New communications technologies may also impact our wireline and long-distance businesses. For example, we may be unable to retain existing wireline customers who decide to replace their wireline telephone service with wireless telephone service. Furthermore, the development and deployment of fixed wireless technology in our wireline markets could provide our competitors with an alternative means to access the home and provide local telephone service to our wireline customers. In the long-distance business, new technologies such as voice over internet protocol could provide our long-distance customers with a lower cost alternative to our long-distance services.

   Finally, changing technologies may impact our information services business. Our information services business has developed and continues to develop products that are utilized in a UNIX based environment. New technologies, as well as changes in regulation and the development of new products, create the need to continually update and modify our software and systems offered to our customers. Developing and adapting to these new technologies may require significant investment by us, and our success in doing so will determine our ability to retain existing customers and attract new ones.

   The failure to invest in and deploy new technologies for our wireless or information services businesses, or the proliferation of replacement technologies impacting our wireline or long-distance businesses, could require us to make significant additional capital investment or could result in reduced demand for our services, both of which could adversely impact our financial performance and results of operations.

OUR FINANCIAL RESULTS COULD BE ADVERSELY IMPACTED IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE PENDING OR COMPLETED ACQUISITIONS.

   We have made several acquisitions over the past several years as part of our strategy to grow the scale and scope of each of our primary businesses. On October 31, 2001, we signed a definitive agreement to acquire Verizon Communications Inc.'s approximately 600,000 local telephone lines in Kentucky for $1.9 billion in cash. On March 19, 2002, we announced a definitive agreement to acquire CenturyTel, Inc.'s approximately 700,000 wireless customers and certain other assets for $1.65 billion in cash. We expect each of these acquisitions to close in the third quarter of 2002 (see "Prospectus Supplement Summary--Recent Developments").

   We expect certain benefits to arise from these acquisitions, including revenue and market penetration improvements and certain efficiencies and synergies. Our ability to realize these benefits will depend on the successful completion and integration of the acquisitions. The acquisitions are subject to various closing conditions and there can be no assurance that such conditions will be met. Further, our success in integrating the acquisitions will involve, among other things, the conversion of network and billing systems, changes in branding and product offerings, and combining our operations with those of the acquired properties. If we are not successful in this integration, our financial results could be adversely impacted. Additionally, our management may be required to dedicate significant time and effort to this integration process which could divert their attention from other business concerns.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

   The notes are obligations exclusively of ALLTEL. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

THERE HAS NOT BEEN, AND THERE MAY NOT BE, A PUBLIC MARKET FOR THE NOTES.

   Prior to this offering, no public market existed for each series of notes. We cannot assure you that any liquid market will develop for each series of notes, that holders of the notes of each series will be able to sell their notes, or at what price holders would be able to sell their notes. The liquidity of any trading market in each series of notes and the market price quoted for such notes may be affected adversely by changes in the overall markets for corporate debt securities and by changes in our financial performance or prospects or prospects for companies in our industry generally. We have been informed by the underwriters that they intend to make a market in each series of notes after this offering is completed, although none of them is obligated to do so, and each of them may cease their market making at any time without notice. We do not intend to apply for listing of any series of notes on any securities exchange.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the notes in this
offering will be approximately $       , after deducting the underwriting
discount and estimated offering expenses payable by us. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and the expansion of our business through strategic acquisitions as opportunities arise. Currently, it is anticipated that a significant portion of the net proceeds (together with proceeds from the Equity Unit Offering as described in "Recent Developments") will be used to fund a portion of the remaining $1.7 billion cash purchase price for the Verizon Wireline Acquisition and a portion of the $1.65 billion cash purchase price for the CenturyTel Wireless Acquisition. In addition to the net proceeds from this offering and the Equity Unit Offering, we also have available to fund the remaining cost of these acquisitions, funds borrowed or received under our commercial paper program and a related revolving credit facility that supports borrowings under our commercial paper program.

   Pending the application of the net proceeds as described immediately above, we will apply such proceeds to either (a) reduce our outstanding commercial paper borrowings or (b) purchase short-term marketable securities. As of March 31, 2002, we had $21.0 million of commercial paper borrowings outstanding (with a weighted averaged interest rate of 2.05%). Affiliates of the underwriters are lenders under our existing revolving credit facility which supports borrowings under our commercial paper program. Those affiliates may receive some of the proceeds of this offering.

                                CAPITALIZATION

   The following table sets forth our capitalization (a) at March 31, 2002, (b) on a pro forma basis to reflect the completion of the Equity Unit Offering and
(c) as further adjusted to reflect the sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds." When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.


                                                                    As of March 31, 2002
                                                             ------------------------------
                                                             Actual  Pro Forma    As Adjusted
                                                             ------ ---------     -----------
                                                                    (Dollars in millions)
Long-term debt (including current maturities):
 Equity units............................................... $   --  $ 1,385/(1)/   $      /(1)/
 Other long-term debt.......................................  3,685    3,685
 Notes offered hereby.......................................     --       --
                                                             ------  -------        -------
       Total long-term debt.................................  3,685    5,070
Shareholders' equity:
 Common stock:
   $1 par value; 1.0 billion shares authorized, 311 million
     issued and outstanding /(2)/...........................    311      311
 Other shareholders' equity.................................  5,371    5,278/(3)/       /(3)/
                                                             ------  -------        -------
       Total shareholders' equity...........................  5,682    5,589
                                                             ------  -------        -------
          Total capitalization.............................. $9,367  $10,659        $
                                                             ======  =======        =======

--------
(1) For a description of the Equity Unit Offering, see "Recent Developments."

(2) Amount excludes the common stock issuable upon settlement of the purchase contracts underlying the corporate units issued in connection with the Equity Unit Offering and common stock issuable upon the exercise of 16.3 million outstanding options.

(3) Reflects an adjustment of approximately $56.9 million representing the present value of the contract adjustment payments payable in connection with the purchase contracts underlying the corporate units issued in connection with the Equity Unit Offering and approximately $36.0 million representing a portion of the issuance costs allocated to the purchase contracts in connection with the Equity Unit Offering.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

   The notes are an issue of the debt securities described in the accompanying prospectus. The notes will be issued as separate series of securities under an Indenture dated January 1, 1987, and as supplemented by supplemental indentures to be entered into between us and J. P. Morgan Trust Company, National
Association, as trustee (the "Indenture"). The    notes initially are limited
to $           in aggregate principal amount, and the    notes initially are
limited to $         in aggregate principal amount. The    notes will mature
on      and the    notes will mature on         .

   Each series of notes may not be redeemed prior to their stated maturity except as described below. Each series of notes will not have the benefit of any sinking fund. The notes of each series constitute senior debt securities as described in the accompanying prospectus. We may, at any time, without the consent of the holders of each series of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either
the    notes or the    notes, and any such additional notes will be taken to
constitute the same single series of the applicable notes under the Indenture.

   In addition to the notes, we may issue from time to time other series of senior debt securities under the Indenture. Such other series will be separate from and independent of the notes. The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. Capitalized terms used but not defined in this section have the meanings assigned to such terms in the Indenture.

   The notes of each series will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes of each series will be effectively subordinated to all of our existing and future secured indebtedness to the extent of assets securing that indebtedness. The notes of each series will also be structurally subordinated to all indebtedness of our subsidiaries.

INTEREST

   Interest on the    notes will accrue at      % per year and for the    notes
at     % per year, in each case, from         , 2002, or from the most recent
Interest Payment Date to which interest has been paid or duly provided for, and
will be payable in U.S. dollars semi-annually in arrears on      and      each
year, commencing      , 2002 and, if applicable, at maturity or their earlier
redemption. Interest payable on an Interest Payment Date will be paid to the Person in whose name the applicable note is registered at the close of business
on the      or      , as the case may be (whether or not a Business Day in The
City of New York), immediately preceding such Interest Payment Date. Interest payable at maturity or earlier redemption will be paid against presentation and surrender of the related notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   If any Interest Payment Date, the maturity date or any redemption date is not a Business Day in New York, New York, the required payment shall be made on the next succeeding day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next Business Day.

OPTIONAL REDEMPTION

   The notes of each series will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes. The "make-whole" redemption price will be equal to the greater of
(a) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption and

(b) the sum of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to their present value, on a semi-annual basis (assuming a 360-day year consisting of twelve
30-day months), at the Treasury Rate plus      basis points in the case of the
       notes and     basis points in the case of the    notes, plus, in each
case, accrued and unpaid interest to the date of redemption.

   "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

   "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

   "Reference Treasury Dealer" means each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates, which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

   Notwithstanding the foregoing, we will pay any interest installment due on an Interest Payment Date that occurs on or prior to any redemption date to Holders as of the close of business on the record date immediately preceding such Interest Payment Date.

   If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such notes will be to receive payment of the redemption price.

   Notice of any optional redemption of notes (or any portion thereof) of a series will be given to Holders at their addresses, as shown in the Security Register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such Holder to be redeemed. If less than all of the notes of such series are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be redeemed.

GLOBAL NOTE

   The notes of each series will be issued in the form of one or more global notes in definitive, fully registered form (a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a Global Note directly through DTC in the United States, or Clearstream Banking Luxembourg ("Clearstream Luxembourg") or Euroclear System ("Euroclear") in Europe if they are participants in those systems or indirectly through organizations which are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $1,000 and integral multiples of $1,000. Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

BOOK-ENTRY SYSTEM

   So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the notes represented by such Global Note for all purposes under the Indenture and the beneficial owners of interests in such Global Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

   DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

   Purchases of notes of either series under the DTC system must be made by or through Direct Participants, which will receive a credit for such notes on DTC's records. The ownership interest of each actual purchaser of each Global Note (each, a "beneficial owner") is in turn recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in Global Notes are accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Global Notes, except in limited circumstances explained below in this section. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a Global Note.

   To facilitate subsequent transfers, Global Notes are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of each Global Note with DTC and its registration in the name of Cede & Co. or such other nominee effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Global Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts the Global Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to beneficial owners is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Notes are credited on the record date (identified on a list attached to the omnibus proxy).

   Principal, premium, if any, and interest payments in respect of the Global Notes will be made by us to the Trustee and from the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipts of funds and corresponding detailed information from us or the Trustee, on the payment date in accordance with their respective holdings as shown on DTC's records. Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of, premium, if any, and interest on, the Global Notes to DTC is our responsibility or the Trustee's, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

   Beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the Global Notes will therefor settle in immediately available funds, subject in all cases to the rules and operating procedures of DTC. Transfers between Direct and Indirect Participants in DTC will be effected in the ordinary way in accordance with DTC's rules and operating procedures and will be settled in same-day funds.

   Redemption notices shall be sent to DTC. If less than the entire principal amount of notes of a series represented by Global Notes is being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

   Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream

Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

   Distributions with respect to the notes of each series held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

   Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

   Euroclear has advised that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes. The Euroclear Operator has advised that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

   Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

   Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

   The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

   Because of time-zone differences, credits of the notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Direct Participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Direct Participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

   Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and DTC.

   Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time. Under such circumstances, in the event that a successor securities depositary is not appointed, note certificates are required to be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

   Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   The information in this section concerning DTC, Clearstream Luxembourg, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

   Notes represented by a Global Note will be exchangeable for Certificated Notes if (a) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes or we determine that DTC is unable to continue as depositary, and we thereupon fail to appoint a successor to DTC within 90 days, (b) we in our discretion at any time determine not to have notes represented by Global Notes or (c) a default entitling the registered holders of the notes to accelerate the maturity thereof has occurred and is continuing. Any note that is exchangeable pursuant to the preceding sentence will be exchangeable for Certificated Notes of like tenor in authorized denominations and registered in such names as DTC shall direct.

GOVERNING LAW

   Each supplemental indenture will specify that the notes covered by this prospectus supplement will be governed by, and construed in accordance with, the laws of the State of New York.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by holders who acquire notes of any series at original issuance for cash at their face value. This discussion is limited to holders who hold notes of any series as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired notes as part of a straddle, hedge, conversion transaction or other integrated investment or constructive sale or persons whose functional currency is not the U.S. dollar). This discussion is based on provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

   EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES OF ANY SERIES INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

   As used in this section, the term "U.S. holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes,

    .  a citizen or resident of the United States,

    . a corporation or partnership created or organized under the laws of the United States or of any political subdivision thereof,

    . an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

    . a trust, if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

   The term "non-U.S. holder" means a beneficial owner of a note other than a U.S. holder.

U.S. TAXATION OF U.S. HOLDERS

   Payments of Interest. Stated interest payable on notes of each series generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

   Disposition of the Notes. On the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized (less any portion attributable to accrued and unpaid interest) and the U.S. holder's adjusted tax basis in the note. The capital gain or loss will be long-term capital gain or loss if the holding period for the note exceeds one year at the time of the disposition. Generally, the maximum federal tax rate for individuals on long term capital gain is 20%.

U.S. TAXATION OF NON-U.S. HOLDERS

   Payments of Interest. In general, under current U.S. tax law, payments of interest received by a non-U.S. holder will not be subject to U.S. withholding tax, provided that the non-U.S. holder:

    . does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

    . is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Internal Revenue Code,

    . is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

    .  either

       . the beneficial owner of a note of any series provides us or our paying agent with a properly executed certification on Internal Revenue Service form W-8BEN (or suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or

       . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business, holds a note of any series and certifies to us or our agent under penalties of perjury that the Internal Revenue Service form W-8BEN (or a suitable substitute form) has been received from the beneficial owner of such note or a qualifying intermediary and furnishes the payor a copy thereof.

   Payments of interest not exempt from U.S. federal withholding tax as described above, or not exempt because of a change of law effective after the date of the original issuance of a note of any series, will be subject to withholding tax at the rate of 30%, unless reduced or eliminated under an applicable income tax treaty, and unless the beneficial owner of such note provides us or our paying agent, as the case may be, with a properly executed:

    . Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty, or

    . Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on such note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

   Disposition of the Notes. A non-U.S. holder generally will not be subject to U.S. federal income tax (and no tax will be withheld) with respect to gain realized on the sale or other disposition of a note of either series, unless:

    . the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. holder; or

    . the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other conditions are met.

   Effectively Connected Income. If interest and other payments received by a non-U.S. holder with respect to notes of any series, including proceeds from the sale, exchange or other disposition of such notes, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or the non-U.S. holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of the notes), the non-U.S. holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to any modification provided under an applicable income tax treaty). The non-U.S. holder may also be subject to the U.S. "branch profits tax" if the holder is a corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

   In general, information reporting requirements will apply to certain payments of principal and interest paid on a note and to the proceeds of sale of a note of any series paid to U.S. holders other than certain exempt recipients (such as corporations). U.S. holders also may be subject to backup withholding at a rate of 30% on payments of principal and interest on, and the proceeds of the sale of, notes of any series. In general, backup withholding will apply to the payments if the U.S. holder:

    . fails to furnish a taxpayer identification number (TIN) which, for an individual, would be his or her Social Security number,

    .  furnishes an incorrect TIN, or

    .  fails to report in full payments of interest or dividends.

   Information reporting and backup withholding generally will not apply to payments made to a non-U.S. holder who provides the certification described under "U.S. Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from backup withholding, provided that neither we nor the paying agent have actual knowledge that the holder is a U.S. holder.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement, among us and Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Stephens Inc., we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of the notes set forth opposite each of their respective names below.

                                       Principal Amount of Principal Amount of
                                              % Senior            % Senior
          Underwriters                      Notes due           Notes due
          ------------                 ------------------- -------------------
 Banc of America Securities LLC.......         $                   $
 Merrill Lynch, Pierce, Fenner & Smith
          Incorporated................
 Stephens Inc.........................
                                               --                  --
          Total.......................         $                   $
                                               ==                  ==

   In the underwriting agreement, subject to the conditions thereof, the
underwriters have agreed to purchase the         notes at     % of their
aggregate principal amount, and the          notes at     % of their aggregate
principal amount, and to resell such securities in minimum denominations of $1,000 and integral multiples of $1,000.

   The underwriters have advised us that they propose initially to offer each series of notes directly to investors at the offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer the
notes to certain dealers at such price less a concession not in excess of     %
of the principal amount of the        notes and     % of the principal amount
of the     notes. The underwriters may allow, and such dealers may re-allow, a
concession not in excess of     % of the principal amount of the     notes and
    % of the principal amount of the    notes to certain other dealers. After
the initial offering of the notes, the underwriters may from time to time vary the prices to investors and other selling terms.

   In connection with the offering of each series of notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, such notes in the open market to cover short positions or to stabilize the price of such notes. Any of these activities may stabilize or maintain the market price of such notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of such notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

   The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities incurred in connection with this prospectus supplement and under the Securities Act of 1933, or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

   In the ordinary course of their respective businesses, each of the underwriters and their affiliates has performed, and may in the future perform, investment banking, and/or commercial banking services for us and our affiliates. Affiliates of the underwriters are lenders under our existing multi-year revolving credit facility and have entered into commitments with us for a 364-day revolving credit facility.

   The notes of each series will be a new issue of securities for which currently there is no market. Although the underwriters intend to make a market in such notes in a manner permitted under applicable securities laws, the underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes of each series. We do not intend to seek a listing of the notes on any securities exchange or on the Nasdaq National Market.

   Each underwriter acknowledges that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute the prospectus supplement or accompanying prospectus supplement, or any other offering material relating to the notes, in or from any jurisdiction outside the United States except under circumstances that will, to the best knowledge and belief of such underwriter, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us, except as set forth in the underwriting agreement.

   Each underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to ALLTEL, and (c) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

   Each underwriter has acknowledged that offers and sales of the notes in Germany are subject to the restrictions provided in the German Securities Prospectus Act (Wertpapier-Verkaufsprospektgesetz) with respect to Euro-securities (Euro-Wertpapiere); in particular, the notes may not be offered in Germany by way of public promotion.

   Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or otherwise in compliance with any other applicable laws or regulations of The Netherlands.

   Each of the underwriters has agreed that it has not directly or indirectly offered or sold, and it will not directly or indirectly offer or sell, any notes in Japan or for the benefit of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and guidelines of Japan.

   Each underwriter has represented and agreed that the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it and each of its affiliates have not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it and each of its affiliates have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and shall be made in France only to (a) qualified investors (investisseurs qualfies) and/or (b) a restricted group of investors (cercle restreint d'investisseurs) all as defined in Article 6 of ordonnance no. 67-833 dated September 28, 1967 (as amended) and decret no. 98-880 dated October 1, 1998.

   Each underwriter acknowledges that this prospectus supplement and the accompanying prospectus has not been registered with the Registrar of Companies in Singapore and that the notes are offered in Singapore pursuant to an exemption invoked under sections 106C and 106D of the Companies Act, Chapter 50 Singapore (the "Singapore Companies Act"). Accordingly, each underwriter has represented and agreed that the notes may not be offered or sold, nor may this prospectus supplement and the accompanying prospectus or any other offering document or material relating to the notes be circulated or distributed, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other body or person specified in section 106C of the Singapore Companies Act, or (b) to a sophisticated investor specified in section 106D of the Singapore Companies Act, or (c) otherwise pursuant to, and in accordance with the conditions of section 106E(2) of the Singapore Companies Act or any other applicable exemption invoked under Division 5A of Part IV of the Singapore Companies Act.

   Each underwriter acknowledges that (a) it has not distributed, and will not distribute, this prospectus supplement and the accompanying prospectus in Spain in connection with the offering of the notes, and (b) it has not made and will not make any offers or sales of notes in Spain except in accordance with the Spanish Securities Law and the decrees and regulations made thereunder.

   Stephens Inc., an affiliate of Stephens Group, Inc., is an underwriter in this offering. As of June 13, 2002, Stephens Group, Inc. beneficially owned 15,495,626 shares of our common stock. Warren Stephens, an executive officer of Stephens Inc., is a member of the board of directors of ALLTEL.

   A prospectus in electronic format may be made available on the website maintained by one or more of the underwriters participating in this offering. The underwriters may allocate a number of notes of each series for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of notes of each series for sale to its online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the internet website maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement or the accompanying prospectus.

                                 LEGAL MATTERS

   Certain legal matters with respect to the offering of the notes will be passed on for us by Kutak Rock LLP, Little Rock, Arkansas, and for the underwriters by Shearman & Sterling, New York, New York. At June 13, 2002, the attorneys of Kutak Rock LLP who are or may be participating in the matters contemplated by this prospectus supplement, beneficially owned a total of 4,652 shares of our common stock.

PROSPECTUS

                              ALLTEL CORPORATION

[LOGO] ALLTEL

                                DEBT SECURITIES
                                 COMMON STOCK
                                PREFERRED STOCK
                                   WARRANTS
                               DEPOSITARY SHARES
                           STOCK PURCHASE CONTRACTS
                                 EQUITY UNITS

      This prospectus provides you with a general description of securities in an aggregate amount not to exceed $5,000,000,000 that we may offer from time to time. These securities include debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and equity units. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

      ALLTEL common stock, is listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "AT." Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of offering. We may sell the securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of this prospectus or of such supplement.

                   This Prospectus is dated April 10, 2002.

                               TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
About this Prospectus.........................................................................   1
Where You Can Find More Information...........................................................   1
Special Note Regarding Forward-Looking Information............................................   2
ALLTEL Corporation............................................................................   3
Use of Proceeds...............................................................................   4
Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends   4
Description of Debt Securities................................................................   6
Description of Capital Stock..................................................................  12
Description of Warrants.......................................................................  16
Description of Depositary Shares..............................................................  17
Description of Stock Purchase Contracts and Equity Units......................................  19
Plan of Distribution..........................................................................  20
Legal Opinions................................................................................  21
Experts.......................................................................................  21

                                      (i)

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities:

      .   debt securities,

      .   common stock,

      .   preferred stock,

      .   warrants,

      .   depositary shares,

      .   stock purchase contracts, and

      .   equity units,

in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

      References in this prospectus to the terms "we," "us," "the company," or "ALLTEL" mean ALLTEL Corporation, unless we state otherwise or the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of the public reference room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained and incorporated by reference in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering:

      .   ALLTEL's Annual Report on Form 10-K for the year ended December 31,
          2001;

      .   ALLTEL's Current Report on Form 8-K dated March 19, 2002;

      . The description of ALLTEL common stock contained in ALLTEL's Registration Statement on Form 8-A (File No. 1-4996) filed February 9, 1987; and

      . The description of the Rights Agreement (discussed below under the caption "Description of Equity Securities") contained in ALLTEL's Registration Statement on Form 8-A (File No. 1-4996) filed February 4, 1997.

      We will provide free copies of any of these documents, if you write or telephone us at:

                              Investor Relations
                               One Allied Drive
                          Little Rock, Arkansas 72202
                           Telephone (501) 905-8999

      We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plans," "continues," "may, "will," "would," "should," "could," "potential" and similar expressions identify forward-looking statements. These forward-looking statements include statements regarding the expected financial position, business, financing plans, business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, relating to ALLTEL.

      These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual future results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions and do not guarantee the future or our expressed beliefs. Important factors that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements include, but are not limited to:

      . the effects of intense competition in the markets and businesses in which we operate;

      . the costs and business risks associated with providing new services or entering new markets;

      .   unexpected changes in demand for our products or services;

      . the effects of mergers and consolidations within the telecommunications industry;

      . our ability to achieve projected synergies and financial results expected from pending or completed acquisitions;

      . rapid and significant changes in technology and the substantial capital requirements associated with meeting the existing and future technological requirements of our business;

      . the effects of ongoing changes in the regulation of the telecommunications industry;

      .   unexpected results of litigation filed against us;

      . the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy; and

      . those factors listed in any applicable prospectus supplement under the caption "Risk Factors."

      Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

                              ALLTEL CORPORATION

      ALLTEL Corporation is a customer-focused information technology company that provides communications and information services. ALLTEL conducts its operations primarily through subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services, wide-area paging service and information processing management services and advanced application software. Telecommunications products are warehoused and sold by ALLTEL's distribution subsidiary. Another subsidiary publishes telephone directories for affiliates and other independent telephone companies. The company is incorporated in Delaware. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and our telephone number is
(501) 905-8000. ALLTEL's website is located at www.alltel.com. Information on our website does not form part of this prospectus.

                                USE OF PROCEEDS

      We intend to use the net proceeds from the sale of these securities for general corporate purposes which may include refinancing existing debt, financing acquisitions, capital expenditures or other working capital requirements. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable prospectus supplement.

           RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth the ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for ALLTEL, which includes our subsidiaries on a consolidated basis.

      For the purpose of calculating the ratios,

      (1) earnings include:

      . income before taxes and adjustments for minority interest in consolidated subsidiaries; plus

      . income from equity investments, fixed charges, and distributed income of equity investments; less

      . amounts for capitalized interest and the minority interest in pretax income of subsidiaries that have not incurred fixed charges; and

      (2) fixed charges include:

      .   interest on all debt;

      .   amortization of debt issuance costs; and

      .   the interest component of operating rents.

      For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                 2001     2000    1999    1998    1997
                                                                ----    -----    ----    ----    ----
Ratio of earnings to fixed charges............................. 5.92(1) 10.01(2) 4.81(3) 4.17(4) 4.30(5)

Ratio of earnings to combined fixed charges and preferred stock dividends.................................................... 5.92(1) 10.00(2) 4.79(3) 4.14(4) 4.28(5)

--------
(1)Income before taxes for 2001 included pretax gains totaling $360.5 million and consisted of a $347.8 million pretax gain from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Income before taxes also included pretax charges totaling $95.1 million consisting of termination fees of $2.9 million incurred in connection with the early retirement of long-term debt, charges of $77.1 million incurred in connection with the restructuring of the Company's operations and write-downs of $15.1 million in the carrying value of cell site equipment. Excluding these items, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends both would have been 5.16 for 2001.
(2)Income before taxes for 2000 included pretax gains totaling $1,943.5 million and consisted of a pretax gain of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE, a pretax gain of $36.0 million from the sale of certain PCS assets and a pretax gain of $562.0 million from the sale of investments, principally consisting of WorldCom common stock. Income before taxes also included pretax charges totaling $51.9 million consisting of a $15.0 million write-down of an investment, integration and other charges of $25.4 million incurred in connection with the acquisition of wireless assets and certain restructuring activities of the Company's information services business and a $11.5 million charge incurred in connection with a litigation settlement. Excluding these items, the ratio of earnings to fixed charges would have been 4.85 for 2000 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.84 for 2000.
(3)Income before taxes for 1999 included a pretax gain of $43.1 million from the sale of WorldCom common stock. Income before taxes also included a pretax charge of $90.5 million in connection with the closing of the Company's mergers with Aliant Communications Inc., Liberty Cellular Inc., Advanced Information Resources Limited, and Southern Data Systems and with certain loss contingencies and other restructuring activities. Excluding these items, the ratio of earnings to fixed charges would have been 4.95 for 1999 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.93 for 1999.
(4)Income before taxes for 1998 included a pretax gain of $296.2 million, principally from the sale of WorldCom common stock. Income before taxes also included pretax charges totaling $310.5 million consisting of merger and integration expenses of $252.0 million incurred in connection with the closing of the Company's merger with 360 Communications Company, a write-down of $55.0 million resulting from changes in a customer care and billing contract with a major customer and termination fees of $3.5 million incurred due to the early retirement of long-term debt. Excluding these items, the ratio of earnings to fixed charges would have been 4.21 for 1998 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 4.18 for 1998.
(5)Income before taxes for 1997 included pretax gains of $209.6 million, principally from the sale of WorldCom common stock and the Company's healthcare operations. Income before taxes also included a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. Excluding these items, the ratio of earnings to fixed charges would have been 3.69 for 1997 and the ratio of earnings to combined fixed charges and preferred stock dividends would have been 3.66 for 1997.

                        DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.

      ALLTEL will issue the debt securities under an indenture as supplemented and amended from time to time between ALLTEL and J. P. Morgan Trust Company, National Association, which acts as trustee. The indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities, and it is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including the definition of certain terms used in the indenture. We include references in parentheses to certain sections of the indenture.

GENERAL

      The indenture:

       .  does not limit the amount of debt securities that we may issue;

       .  allows us to issue debt securities in one or more series;

       . does not require us to issue all of the debt securities of a series at the same time; and

       . allows us to reopen a series to issue additional debt securities without the consent of the debt security holders of such series.

      Each series of debt securities will constitute unsecured and unsubordinated indebtedness of ALLTEL and will rank on an equal basis with ALLTEL's other unsecured and unsubordinated indebtedness. Any secured indebtedness of ALLTEL will rank ahead of the debt securities. Also, we conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities will be largely dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts which will be due on our debt securities, or to make any funds available for payment of amounts which will be due on our debt securities. Because we are a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of our subsidiaries, when such subsidiary is liquidated or reorganized, is subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

      You should refer to the prospectus supplement for the terms of the particular series of debt securities that we are offering, including:

       .  the title of the debt securities of the series;

       . the principal amount of the debt securities being offered and any limit upon the aggregate principal amount;

       .  the date or dates on which the principal will be payable;

       .  the price or prices at which the debt securities will be issued;

      . the fixed or variable rate or rates of the debt securities, or manner of calculation, if any, at which the debt securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to securities of the series in registered form, the record date for the interest payable on any interest payment date;

      . whether the amount of payments of principal of, and any premium or make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

      . the date or dates on which, and the place or places where the principal of the debt securities will be payable;

      .   any redemption, repurchase, sinking fund, or analogous provisions;

      . if other than the principal amount thereof, the portion of the principal amount that will be payable upon declaration of acceleration of the maturity thereof;

      . whether we will issue debt securities of the series in registered or bearer form, or both;

      . the terms upon which a holder may exchange bearer securities for securities in registered form and vice versa;

      . whether we will issue debt securities in the form of one or more "global securities" through the book-entry system of The Depository Trust Company, New York, New York;

      . whether and under what circumstances ALLTEL will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether ALLTEL will have the option to redeem such securities rather than pay such additional amounts;

      . the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

      . whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

      . the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

      . the applicability, if any, of covenant defeasance provisions described in this prospectus or in the indenture; and

      . any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of debt securities of such series.

      To the extent not described in this prospectus, principal and interest, if any, will be payable, and the debt securities of a particular series will be transferable, in the manner described in the prospectus supplement relating to such series.

      Debt securities of any series may be issued as registered securities or bearer securities, or both. In this prospectus and the prospectus supplement we refer to the person in whose name a registered security is registered and the bearer of a bearer security as a "holder." A registered security is a security registered in the name of the holder in the records of the registrar. A global security is a registered security representing the debt of the series registered in the name of a depositary. Unless otherwise provided in the applicable prospectus supplement, we will issue each series of debt securities in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. We will not offer, sell, resell, or deliver bearer securities to U.S. persons in connection with their original issuance.

      If appropriate, the prospectus supplement will describe federal income tax consequences applicable to a series of debt securities.

GLOBAL SECURITIES

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities, if any, are expected to be deposited with The Depository Trust Company, as depositary. ALLTEL may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depositary arrangements.

      Once a global security is issued, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depositary. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by ALLTEL if the debt securities are offered directly. Ownership of beneficial interests in such global security will be limited to participants with the depositary or persons that may hold interests through those participants.

      Ownership of beneficial interests in any global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to beneficial interests of participants with the depositary) and records of participants (with respect to beneficial interests of persons who hold through participants with the depositary). Neither ALLTEL nor the trustee will have any responsibility or liability for any aspect of the records of the depositary or its nominee or for maintaining, supervising or reviewing any records of the depositary or its nominee or records of participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as limits on participation in the depositary's book-entry system, may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depositary for a global security or its nominee is the registered owner of such global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Accordingly, except as described in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the indenture. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary or its nominee and, if such person is not a participant with the depositary, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture.

      Payments of principal of, and any premium (or make-whole amount) and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the indenture. ALLTEL expects that the depositary for a series of debt securities, or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of the depositary or its nominee. ALLTEL also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Neither ALLTEL nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium (or make-whole amount) or interest.

      If the depositary for any debt securities is at any time unwilling, unable or ineligible to continue as depositary and ALLTEL does not appoint a successor depositary within 90 days, ALLTEL will issue individual debt securities in exchange for the global security representing such debt securities. In addition, ALLTEL may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities.

LIEN ON ASSETS

      If at any time ALLTEL subjects any part of its property to a lien, ALLTEL will provide equal and proportionate security to the debt securities. Exceptions to this covenant include the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by ALLTEL is subject as of the date of its acquisition by ALLTEL, and the making of any deposit or pledge to secure public or statutory obligations.

      Nothing contained in the indenture prevents an affiliate of ALLTEL, including any or all subsidiaries of ALLTEL holding substantially all the assets of ALLTEL and its consolidated subsidiaries, from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from ALLTEL. (Section 4.02.) Except as described in this section, the indenture does not contain any covenants or other provisions which would afford holders protection in the event of a highly leveraged transaction involving ALLTEL.

AMENDMENT AND WAIVER

      Subject to certain exceptions, ALLTEL and the trustee may amend or supplement the indenture or the debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or supplement, with each series voting as a class. The trustee may waive compliance with any provision with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such waiver, with each series voting as a class. Without the consent of each holder affected, any such amendment or waiver may not:

      . reduce the amount of debt securities whose holders must consent to an amendment or waiver;

      . change the rate of or change the time of payment of interest on any debt security;

      . change the principal of or change the fixed maturity of any debt security;

      . waive a default in the payment of the principal of or interest on any debt security;

      . make any security payable in money other than that stated in the debt security;

      .   reduce any premium payable upon redemption of any debt security; or

      . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security. (Section 9.02.)

      ALLTEL and the trustee may amend or supplement the indenture without the consent of any holder to:

      . cure any ambiguity, defect, or inconsistency in the indenture or in the debt securities of any series;

      . provide for the assumption of all the obligations of ALLTEL under the securities and the indenture by any corporation in connection with a merger, consolidation, transfer, or lease of ALLTEL's property and assets substantially as an entirety, as provided for in the indenture;

      .   secure the debt securities;

      . provide for uncertificated securities in addition to or in place of certificated debt securities;

      . make any change that does not adversely affect the rights of any holder;

      . provide for the issuance of, and establish the form and terms and conditions of, a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities; or

      .   add to rights of holders. (Section 9.01.)

CONSOLIDATION, MERGER AND CONVEYANCES

      ALLTEL may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entity to another entity unless:

      . the successor entity is a U.S. corporation and assumes all of ALLTEL's obligations under the debt securities and the indenture; and

      . after giving effect to the transaction, no default under the indenture shall have occurred and be continuing.

      If ALLTEL completes a transaction as described in the previous sentence (other than a lease), ALLTEL's obligations under the securities and the indenture terminate after the transaction is completed. (Section 5.01.)

DEPOSIT OF MONEY OR GOVERNMENT OBLIGATIONS TO PAY SECURITIES

      ALLTEL has the right to terminate certain of its obligations under the debt securities and the indenture with respect to the debt securities of any series or any installment of principal of or interest on that series if ALLTEL:

      . irrevocably deposits with the trustee, in trust for the benefit of the holders of that series or portions thereof, money or non-callable obligations of the United States of America sufficient to pay, when due, principal of and interest on the debt securities with respect to which a deposit is made to maturity; or redemption or such installment of principal or interest, as the case may be; and

      . all other conditions set forth in the securities of that series are met.

      In such event, however, ALLTEL's obligation to pay the principal of and interest on the debt securities shall survive until the securities are no longer outstanding. (Section 8.01; Section 4.01.)

EVENTS OF DEFAULT

      Holders will have special rights if an event of default occurs and is not cured. The following events are defined in the indenture as events of default:

      .   default in the payment of interest for 90 days;

      . default in the payment of the principal of any security of such series;

      . failure by ALLTEL for 90 days following sufficient notice to comply with any of its other agreements in the debt securities of such series or in the indenture; and

      .   certain events of bankruptcy or insolvency. (Section 6.01.)

      If an event of default occurs with respect to the debt securities of any series and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of that series may declare the principal to be due and payable. Upon such declaration, such principal and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)

      Subject to the provisions in the indenture for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse to follow any such direction that conflicts with law or the indenture, that is unduly prejudicial to the rights of holders of that series or that would subject the trustee to personal liability. (Section 6.05.)

      A holder may pursue a remedy with respect to the indenture or the debt securities of any series only if:

      . such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;

      . the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to pursue the remedy;

      . such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy;

      . the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

      . during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding securities of such series have not given the trustee a direction that is inconsistent with such written request.

      A holder may not use the indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder. (Section 6.06.).

      The trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The trustee may withhold from holders notice of any continuing default, except a default in payment of principal or interest, if it determines that withholding notice is in their interests. (Section 7.05.)

EXCHANGE OF SECURITIES

      A holder of registered debt securities may exchange them for an equal aggregate principal amount of registered debt securities. (Section 2.08(a).)

   To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and unregistered form, a holder of unregistered debt securities may exchange them for an equal aggregate principal amount of registered or unregistered debt securities. (Section 2.08(b).) A holder may not exchange registered debt securities for unregistered debt securities until ALLTEL has notified the trustee and the registrar that, as a result of such exchange, ALLTEL will not suffer adverse consequences under United States laws and regulations.

      Any exchange of debt securities will be for debt securities of the same series and date of maturity in such authorized denominations as the holder may request. Securities must be surrendered for exchange at the agency ALLTEL maintains for such purpose and all other requirements of such agent must be fulfilled.

CONCERNING THE TRUSTEE

      ALLTEL maintains banking relationships in the ordinary course of business with the trustee.

                         DESCRIPTION OF CAPITAL STOCK

      The following summary is qualified in its entirety by the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation of ALLTEL, as amended (the "ALLTEL Certificate") and ALLTEL's Rights Agreement (described below). The ALLTEL Certificate and Rights Agreement are included as exhibits to ALLTEL's Annual Report on Form 10-K on file with the SEC. See "Where You Can Find More Information."

GENERAL

      The authorized capital stock of ALLTEL consists of 1,000,000,000 shares of ALLTEL common stock, par value $1 per share, 50,000,000 shares of voting cumulative preferred stock, par value $25 per share (the "ALLTEL Voting Preferred Stock") and 50,000,000 shares of cumulative non-voting preferred stock, no par value (the "ALLTEL Non-Voting Preferred Stock").

ALLTEL COMMON STOCK AND RELATED RIGHTS

      The holders of the ALLTEL common stock have one vote per share on matters submitted to a vote of shareholders. Such holders vote as a class together with the holders of ALLTEL Voting Preferred Stock. All shares of ALLTEL common stock will participate equally in the distribution of property remaining after payment of liquidation preferences on preferred stock and after satisfaction of all other claims, on liquidation, dissolution or winding up of the affairs of ALLTEL. Such shares will also equally participate in all dividends declared by the ALLTEL board. The outstanding shares of ALLTEL common stock are fully paid and non-assessable. The ALLTEL common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions. At February 25, 2002, there were 310,854,020 shares of ALLTEL common stock issued and outstanding.

      The ALLTEL bylaws provide for a classified board consisting of three classes of directors with each class being elected for a term of three years. The number of directors in each class may be fixed or changed from time to time by either (i) a majority of stockholders represented and entitled to vote at a meeting called for the purpose of electing directors or (ii) the affirmative vote of the majority of directors then in office.

      ALLTEL is party to a Rights Agreement (the "Rights Agreement"), dated January 30, 1997 (the "Dividend Declaration Date") pursuant to which ALLTEL's board declared a dividend of one right ("Right") for each share of ALLTEL common stock outstanding on February 9, 1997 (the "Record Date") and for each share of ALLTEL common stock issued between the Record Date and the Distribution Date (defined below). Each holder of a Right may purchase from ALLTEL, upon the occurrence of certain events, 1/1000 of a share of ALLTEL's Series K Cumulative Voting Preferred Stock, par value $25 per share (the "Series K Stock") at a price of $100.00 per 1/1000 of a share (the "Purchase Price"). The number of Rights per share of ALLTEL common stock, the number of shares of Series K Stock for which each Right is exercisable and the Purchase Price are subject to adjustment as described below.

      The certificates for the ALLTEL common stock evidence the Rights. A separate certificate for each Right will be issued on the close of business on the tenth business day after the earliest to occur of the following two events (the earlier of such dates being called the "Distribution Date"):

                   (1) the public announcement that any person (other than
             ALLTEL, any subsidiary of ALLTEL or any employee benefit plan of ALLTEL) together with its affiliates and associates (an "Acquiring Person"), beneficially owns 15% or more of ALLTEL common stock; or

                   (2) the close of business on the tenth business day after
             any person commences a tender or exchange offer if upon completion that person would beneficially own 15% or more of ALLTEL common stock.

The Rights Agreement provides that, until the Distribution Date, the Rights will only be transferred with the ALLTEL common stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 31, 2007 ("Final Expiration Date"), unless earlier redeemed by ALLTEL as described below.

      If an Acquiring Person acquires 15% or more of ALLTEL common stock (the "Stock Acquisition Date") then each holder of a Right shall have the right to purchase at the then current Purchase Price and in lieu of Series K Stock, shares of ALLTEL common stock having a value equal to two times the Purchase Price. If an Acquiring Person acquires 15% or more of ALLTEL common stock pursuant to a tender offer or an exchange offer at a price and on terms determined by at least a majority of the Rights Agreement Continuing Directors (defined below) to be in the best interest of ALLTEL and its shareholders (a "Qualifying Offer"), then Rights holders shall not be entitled to exercise the Rights. The term "Rights Agreement Continuing Director" means: (a) any member of the ALLTEL board who is not an Acquiring Person or an affiliate or associate of such person, and who was a member of the ALLTEL board prior to the date of the Rights Agreement or (b) any person who subsequently becomes a member of the ALLTEL board if the member's election to the ALLTEL board is recommended or approved by a majority of the Rights Agreement Continuing Directors.

      Except for certain transactions involving a Qualifying Offer, if following the Stock Acquisition Date either:

                   (a) ALLTEL engages in a merger or other business combination transaction in which ALLTEL does not survive,

                   (b) ALLTEL engages in a merger or other business combination transaction with another person in which ALLTEL survives, but in which ALLTEL common stock is changed or exchanged, or

                   (c) 50% or more of ALLTEL's assets, cash flow or earning
             power is sold or transferred,

the Rights Agreement provides that each holder of a Right will thereafter have the right to purchase at the then current Purchase Price, common stock of the acquiring company having a value equal to two times the Purchase Price.

      The Purchase Price payable, and the number of shares of Series K Stock or other securities or property issuable, on exercise of the Rights, are subject to adjustment from time to time to prevent dilution following stock dividends, subdivisions, combinations, reclassifications, warrant or right grants or distributions. Also, if prior to the Distribution Date ALLTEL declares a dividend on, subdivides or combines into a smaller number the outstanding shares of ALLTEL common stock, then the number of Rights associated with each share of ALLTEL common stock shall be proportionately adjusted in such a manner that the total number of outstanding Rights is unchanged.

      Until the close of business on the tenth business day following the Stock Acquisition Date, the ALLTEL board of directors by majority vote may redeem and terminate the Rights at a price of $0.01 per Right (the "Right Redemption Price"). ALLTEL may, at its option, pay the Right Redemption Price in cash, ALLTEL common stock, or any other form of consideration deemed appropriate by the ALLTEL Board.

      Until a Right is exercised, a Right holder has no rights as a shareholder of ALLTEL, including, the right to vote or to receive dividends and such Rights have no dilutive effect on the earnings of ALLTEL.

      Prior to the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders. Following the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders to:

                   (a) cure any ambiguity;

                   (b) correct or supplement any defective or inconsistent
             provision;

                   (c) shorten or lengthen any required time period; or

                   (d) change any provisions in the Rights Agreement in any
             manner which does not adversely affect the interests of the Rights holders (other than an Acquiring Person).

However, the Rights Agreement may not be amended to lengthen a time period relating to when the Rights may be redeemed if the Rights are not then redeemable, or to lengthen any other time period unless such lengthening is for the purpose of protecting the Rights holders. Additionally, after the Distribution Date ALLTEL may not make any amendment to the Rights Agreement that changes the Rights Redemption Price, the Final Expiration Date, the Purchase Price or the number of 1/1000 of a share of Series K Stock for which a Right is exercisable.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or a group that attempts to acquire ALLTEL without conditioning the offer on: (a) the Rights being redeemed; (b) a substantial number of Rights being acquired; or (c) being deemed a Qualifying Offer under the Rights Agreement. However, the Rights should not interfere with any merger or business combination in connection with a Qualifying Offer or that is approved by ALLTEL.

DELAWARE ANTI-TAKEOVER STATUTE

      Section 203 of the Delaware General Corporation Law restricts business combinations with certain interested shareholders (defined under the Delaware General Corporation Law to include persons who beneficially own or acquire 15% or more of a Delaware corporation's voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987, hereinafter a "Section 203 Interested Shareholder"). Section 203, which applies to ALLTEL, prohibits business combination transactions between a publicly held Delaware corporation and any
Section 203 Interested Shareholder for a period of three years after the date on which the Section 203 Interested Shareholder became an interested shareholder, unless (a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder, (b) upon consummation of the transaction which resulted in the
Section 203 Interested Shareholder becoming an interested shareholder, the
Section 203 Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Section 203 Interested Shareholder.

FAIR PRICE PROVISIONS

      In addition to the provisions of Section 203, the ALLTEL Certificate contains certain "fair price" provisions which impose further conditions on the consummation of business combination transactions ("Section 203 Business Combinations"). The ALLTEL Certificate requires the holders of at least 85% of the voting power of the outstanding shares of any class of stock of ALLTEL entitled to vote generally in the election of directors to approve all Section 203 Business Combinations involving ALLTEL and a Section 203 Interested Shareholder unless: (a) after becoming a Section 203 Interested Shareholder, such person shall (i) have taken steps to ensure the ALLTEL Continuing Directors (as defined below) maintain representation on the ALLTEL board proportionate to the stockholdings of the holders of ALLTEL voting stock not affiliated with the Section 203 Interested Shareholder, (ii) the Section 203 Interested Shareholder shall not have acquired newly issued securities from ALLTEL (except in certain limited circumstances) and (iii) the Section 203 Interested Shareholder shall not have acquired any additional outstanding voting stock, or securities convertible into voting stock, except as part of the transaction that resulted in the Section 203 Interested Shareholder becoming an interested shareholder; and (b) certain minimum price and other procedural requirements are met in connection with the proposed transaction with the Section 203 Interested Shareholder.

      The term "ALLTEL Continuing Directors" is defined as any person who was a member of the ALLTEL board and elected by shareholders prior to the time when the Section 203 Interested Shareholder acquired in excess of 5% of the voting stock of ALLTEL, or any person recommended to succeed a ALLTEL Continuing Director by a majority of the ALLTEL Continuing Directors. Although neither
Section 203, nor the ALLTEL fair price provision or ALLTEL Certificate, would preclude the holders of a controlling interest from exercising control over ALLTEL and would not prevent a hostile acquisition of control of ALLTEL, such provisions may have the effect of discouraging or making more difficult a hostile acquisition of control.

RIGHTS OF APPRAISAL

      Under the Delaware General Corporation Law, shareholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. The Delaware General Corporation Law provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the ALLTEL Certificate does not) for a sale or transfer of all or substantially all of a corporation's assets or an amendment to its certificate of incorporation. Moreover, the Delaware General Corporation Law does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the ALLTEL Certificate does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the Delaware General Corporation Law denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.

ALLTEL PREFERRED STOCK

      The Board of Directors of ALLTEL may issue (without obtaining shareholder approval) shares of preferred stock in such series as it deems appropriate. As of February 25, 2002, there were no shares of ALLTEL Voting Preferred Stock and a total of 60,843 shares of ALLTEL Non-Voting Preferred Stock issued and outstanding. ALLTEL has reserved 500,000 shares of Series K Stock for future issuance under the Rights Agreement discussed above.

      Prior to the issuance of shares of any series of preferred stock, the ALLTEL Board is required by the Delaware General Corporation Law and the ALLTEL Certificate to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware Law. Investors should refer to the prospectus supplement relating to the offering of a series of preferred stock for the specific terms of that series, including:

      . the distinctive serial designation and the number of shares constituting such series;

      . the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment and record date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

      . the voting powers, full or limited, if any, of the shares of such series;

       . whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

       . the amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the company;

       . whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

       . whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of ALLTEL or a subsidiary and, if so convertible or exchangeable, the conversion price or prices, the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

       . the price or other consideration for which the shares of such series shall be issued;

       . whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of undesignated preferred stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

       . such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the board of directors may deem advisable.

TRANSFER AND RIGHTS AGENT, REGISTRAR

      First Union National Bank serves as the registrar and transfer and rights agent for the common stock.

STOCK EXCHANGE LISTING

      Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. The trading symbol for our common stock on these exchanges is "AT."

                            DESCRIPTION OF WARRANTS

      ALLTEL may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between ALLTEL and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

      The prospectus supplement relating to a particular issue of warrants to issue securities will describe the terms of those warrants, including the following:

       .  the title of the warrants;

       .  the offering price for the warrants, if any;

       .  the aggregate number of the warrants;

       . the designation and terms of the securities purchasable upon exercise of the warrants;

       . if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

       . if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

       . the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

       . the dates on which the right to exercise the warrants will commence and expire;

       . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

       . whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

       .  information relating to book-entry procedures, if any;

       . the currency or currency units in which the offering price, if any, and the exercise price are payable;

       . if applicable, a discussion of material United States federal income tax considerations;

       .  anti-dilution provisions of the warrants, if any;

       . redemption, repurchase or analogous provisions, if any, applicable to the warrants; and

       . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

      Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

      Until you exercise your warrants to purchase ALLTEL debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

      ALLTEL may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between ALLTEL and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

      We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

DIVIDENDS AND OTHER DISTRIBUTIONS

      If ALLTEL pays a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

      If ALLTEL redeems a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

VOTING THE PREFERRED STOCK

      Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and ALLTEL will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

CONVERSION OR EXCHANGE OF PREFERRED STOCK

      If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary share not converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

      The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and ALLTEL. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or ALLTEL only if: (1) all outstanding depositary shares have been redeemed; or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of ALLTEL and such distribution has been distributed to the holders of depositary receipts.

CHARGES OF BANK DEPOSITARY

      ALLTEL will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

WITHDRAWAL OF PREFERRED STOCK

      Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

      The Bank Depositary will forward to holders of depositary receipts all reports and communications from ALLTEL that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock. Neither the Bank Depositary nor ALLTEL will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and ALLTEL under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. ALLTEL may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF BANK DEPOSITARY

      The Bank Depositary may resign at any time by delivering to ALLTEL notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

           DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, or other securities at a future date or dates. We may fix the price and number of securities subject to the stock purchase contracts at the time we issue the stock purchase contracts or we may provide that the price and number of securities will be determined pursuant to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, securing the obligations of the holders of the units to purchase the securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or equity units offered by that prospectus supplement. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or equity units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, which will be filed with the SEC each time we issue stock purchase contracts or equity units. Material United States federal income tax considerations applicable to the equity units and the stock purchase contracts will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or equity units, we will file or incorporate the form of stock purchase contract and equity unit as exhibits to the registration statement and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract and equity unit by following the directions described under the caption "Where You Can Find More Information."

                             PLAN OF DISTRIBUTION

      We may sell the securities to or through underwriters. We also may sell the securities directly to other purchasers or through agents. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities.

      The distribution of the securities may be effected from time to time in one or more transactions at:

       .  a fixed price or prices, which may be changed;

       .  market prices prevailing at the time of sale;

       .  prices related to such prevailing market prices; or

       .  negotiated prices.

      In connection with the sale of the securities, underwriters may receive compensation from ALLTEL or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter or agent, and describe any such compensation, in the prospectus supplement.

      Under agreements which may be entered into by ALLTEL, underwriters and agents who participate in the distribution of the securities may be entitled to indemnification by ALLTEL against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

      Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the securities on a national securities exchange, other than common stock. In the event the securities are not listed on a national securities exchange, certain broker-dealers may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities, whether or not the securities are listed on a national securities exchange. The prospectus supplement with respect to the securities will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

      We will set forth the place and time of delivery for the securities in the prospectus supplement.

                                LEGAL OPINIONS

      Kutak Rock LLP, Little Rock, Arkansas, will pass upon legal matters for ALLTEL in connection with the issuance and sale of the securities. The attorneys of Kutak Rock LLP who are or may be participating in the matters contemplated by this registration statement beneficially owned as of March 28, 2002, a total of 4,652 shares of ALLTEL common stock.

                                    EXPERTS

      The audited consolidated financial statements and related financial statement schedule, which are included in ALLTEL's 2001 Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated January 21, 2002, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to the January 21, 2002 report on the consolidated financial statements, which includes an explanatory paragraph with respect to the change in the method of accounting for computing and amortizing unrecognized actuarial gains and losses related to a subsidiary's defined benefit pension plan, effective January 1, 2001, and the change in the method of accounting for certain communications revenues, effective January 1, 2000, as discussed in Note 2 to the consolidated financial statements.

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                               $

[LOGO] ALLTEL

                              ALLTEL CORPORATION


                           % SENIOR NOTES DUE

                           % SENIOR NOTES DUE


                               -----------------
                             Prospectus Supplement
                                         , 2002
                               -----------------


                        BANC OF AMERICA SECURITIES LLC

                              MERRILL LYNCH & CO.

                                 STEPHENS INC.


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